EXHIBIT 21



Subsidiaries of the Registrant

     The following is a list of the significant subsidiaries of the Registrant as of July 30, 2004, all of which are wholly-owned:

                                                                State of
Parent                                                       Incorporation
------                                                       -------------
CBRL Group, Inc.                                               Tennessee


Subsidiaries
------------

Cracker Barrel Old Country Store, Inc.                         Tennessee
Logan's Roadhouse, Inc.                                        Tennessee
CBOCS Distribution, Inc.
 (dba Cracker Barrel Old Country Store)                        Tennessee
CBOCS Michigan, Inc.
 (dba Cracker Barrel Old Country Store)                        Michigan
CBOCS West, Inc.
 (dba Cracker Barrel Old Country Store)                        Nevada
Rocking Chair, Inc.                                            Nevada